Exhibit 99.1

Wisconsin Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Susan Gille (608) 458-3956

Wisconsin Power and Light Company Prices Public Offering of Debentures
$300 million in debentures will be due in 2055

Madison, Wisconsin – December 2, 2025 – Wisconsin Power and Light Company (“WPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $300 million aggregate principal amount of 5.700% debentures due 2055. The debentures will be due on December 15, 2055. WPL intends to use the net proceeds from this offering to reduce its outstanding commercial paper and for general corporate purposes. The closing of the offering is expected to occur on December 5, 2025, subject to the satisfaction of customary closing conditions.

The offering was marketed through a group of underwriters consisting of Mizuho Securities USA LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., and MUFG Securities Americas Inc., as joint book-running managers, and Academy Securities, Inc., PNC Capital Markets LLC and U.S. Bancorp Investments, Inc., as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement WPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from Mizuho Securities USA LLC by calling toll free at 1-866-271-7403, Wells Fargo Securities, LLC by calling toll free at 1-800-645-3751, BofA Securities, Inc. by calling toll free at 1-800-294-1322, and MUFG Securities Americas Inc. by calling toll-free at 1-877-649-6848. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Wisconsin utility subsidiary, Wisconsin Power and Light Company, utilizes the trade name of Alliant Energy (NASDAQ: LNT). The Wisconsin utility is based in Madison, Wisconsin.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the debentures and other risks outlined in WPL’s public filings with the Commission, including WPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, WPL undertakes no obligation to update or revise its forward-looking statements.